ANNUAL PERFORMANCE CERTIFICATION
OF
LENNAR PARTNERS, INC
Pooling and Servicing Agreement dated as of May 13, 2004 (the "Agreement"), by and among Greenwich Capital Commercial Funding Corp., as Depositor, Wachovia
Bank, National Association, as Master Servicer, LaSalle Bank, National Association,
as Trustee, ABN AMRO Bank N.Y., as Fiscal Agent, and
Lennar Partners, Inc., as Special Servicer
(GCCFC 2004-GG1)

The undersigned, Susan K. Chapman, as Vice President of LENNAR PARTNERS, INC.,
a Florida Corporation (the "Company"), in accordance with Section 3.14 of the
Agreement, hereby certifies on behalf of the Company that (i) a review of the activities of the Company during the preceding calendar year (or, in the case of the first such certification, during the period from the Closing Date to December 31, 2004, inclusive)
and, in particular, of its performance under this Agreement, has been made under such officer's supervision, (ii) to the best of such officer's knowledge, based on such review, the Company has fulfilled all of its material obligations under this Agreement in all material respects and there has been no default known to such officer throughout such preceding calendar year or portion thereof and (iii) the Company has received no notice regarding the qualification, or challenging the status, of either REMIC Pool or any Loan
REMIC as a REMIC or the Grantor Trust as a "grantor trust", from the IRS or any other governmental agency or body.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the 1st day of March, 2005.

/s/ Susan K. Chapman
Susan K. Chapman
Vice President
Lennar Partners, Inc.